Exhibit 10.1

INSYS THERAPEUTICS, INC. (“COMPANY”)

EMPLOYMENT OFFER STATEMENT (“OFFER STATEMENT”)

TO: Franc Del Fosse

DATE: January 31, 2014

STATUS: Salary, Exempt

START DATE: February 1, 2014

POSITION:

General Counsel, which is an officer position reporting to the President and Chief Executive Officer (“CEO”). You will work at the Company’s facility in Chandler, Arizona, provided that the Company may from time to time require you to travel (temporarily) for business purposes related to your duties.

COMPENSATION:

ANNUAL BASE SALARY:

$235,000 per annum paid on a bi-weekly basis, and is subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Your annual base salary will be reviewed annually and may be increased from time to time in the sole discretion of the Board of Directors of the Company (“Board”) as recommended by the CEO.

BONUS ELIGIBILITY:

You will be eligible to participate in any officer incentive program of the Company adopted by the Board and/or the compensation committee of the Board that provides for the payment of annual performance-based cash bonuses to the Company’s officers. Any cash bonus earned by you pursuant to any such program will be subject to standard payroll deductions and applicable tax withholdings. Except for circumstances related to the “Termination Payments” described below, in order to earn and receive any such cash bonus, you must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date for the bonus. For the fiscal year ending December 31, 2014, effective upon satisfactory completion of the first 90-days of employment, and based upon the goals and objectives agreed to in the performance development planning process, you are eligible for a bonus up to 50% (fifty percent) of your base salary. Performance criteria shall be based on Company performance targets and individual performance targets.

EQUITY:

In connection with the acceptance of this offer of employment, you are granted stock options covering 50,000 (fifty thousand) shares of the Company’s common stock. On an ongoing basis, you will participate in any employee stock option award program created by the Board of Directors and/or the compensation committee of the Board that provides for the payment of equity based compensation to the Company’s officers (to the extent that such awards are granted by the Board of Directors).

Your options granted in connection with this offer for employment will vest in equal monthly amounts over the next 48 (forty eight) months.

Except for circumstances related to the “Termination Payments” described below in order for any unvested options to vest, you must be an employee of the Company in good standing or reach terms that would complete vesting.

The options will be subject to all the terms and condition of the 2013 Equity Incentive Plan adopted by the Company.

EXPENSES:	The Company will reimburse you for all reasonable business expenses you incur in conducting your duties, subject to the Company’s usual expense reimbursement policies.

PAID TIME OFF:

Vacation is accrued at 4.62 hours per pay period, which is equivalent to three weeks on an annual basis. You will also have eight paid holidays and five personal/sick days. Please note that vacation time unused for the calendar year cannot be carried over into the next year. Upon termination of employment, you will not be paid for unused vacation or sick time unless otherwise required by state law.

HEALTH INSURANCE:

If you accept this offer (i.e., start employment on February 1, 2013), health insurance coverage is effective on March 1, 2014 but may be subject to any pre-existing condition clauses that may be applicable to you or your family, Company Sponsored group medical and dental health coverage will be provided to you consistent with the Company health insurance benefits plan in place.

BENEFITS:

Life insurance in the amount of $100,000 is provided by the Company. Long term disability coverage, consistent with the Company benefits plan, shall be provided to you. These benefits are currently paid in full by the Company.

RETIREMENT:	Subject to all eligibility and waiting period requirements, you shall be entitled to participate in the 401(k) Plan.

PRE-EMPLOYMENT:	This offer is contingent upon a satisfactory result on the background investigation, drug screen, and motor vehicle record report.

TERMINATION:

Either you or the Company may terminate the “At-Will” employment. Upon termination of employment with the Company for any reason, or when the Company may so request, you will immediately deliver to the Company any or all Company property in your possession or under your control, including, but not limited to, Confidential Materials, computers, etc.

EMPLOYMENT STATUS:	“At Will” Employment; Nothing herein shall be construed to alter your status as an “At-Will” employee except in writing by the CEO.

TERMINATION PAYMENTS:

Notwithstanding the “At Will” nature of your employment, if the Company terminates your employment without “Cause” (other than as a result of your death or disability), or if you resign your employment for “Good Reason”, then the Company shall pay you any base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if you furnish to the Company an executed waiver and release of claims in a reasonable form to be provided by the Company (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following the date the Company provides you such Release, and you allow such Release to become effective in accordance with its terms, then you shall be entitled to: (1) severance in the form of continuation of your annual base salary (at the annual base salary rate in effect at the time of termination) for a period of twelve (12) months following the termination date; (2) an additional severance payment equal to 30% (thirty percent) of your base salary for the year in which the qualifying termination or resignation is effective (pro-rated for the number of days Executive was employed by the Company in such year); and (3) accelerated vesting of any unvested shares subject to any outstanding stock options and/or other equity awards, such that, on the effective date of the Release, you shall be vested in one hundred percent (100%) of the shares subject to such options and/or awards. The foregoing severance payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in a lump sum on the first payroll period that follows such effective date. The terms “Cause” and “Good Reason” used above shall have the same meaning ascribed to such terms in the Employment Agreement dated April 18, 2013 by and between Darryl S. Baker and the Company. In addition, you and the Company agree that the substance and intent of sections 7.4 (Section 409A) and 7.5 (Section 280G) of the aforementioned employment agreement shall apply to this Offer Statement.

TECHNOLOGY & IP:	During your employment by the Company, all intellectual property and technology developed as a result of projects pursued by the Company, whether directly or indirectly, shall belong to the Company.

COMPETITOR PARTICIPATION:

During your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by you, in professionally managed funds over which you do not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this covenant. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

NON-COMPETE:

Unless otherwise modified by written agreement between you and the Company, during the term of your employment and for a period of one (1) year thereafter, you shall not engage in competition with the Company and/or any of its Affiliates (as defined above), either directly or indirectly, in any manner or capacity, in any phase of the business of developing, manufacturing and marketing of (a) products incorporating tetrahydrocannabinol (THC) or derivatives or synthetic versions thereof, (b) spray technologies for use in drug delivery of pain medication, or (c) any new molecules which were in development at the time of departure, except with the prior written consent of the Board.

You acknowledge that this Offer Statement represents the entire agreement between you and the Company as of the date hereof and that no prior verbal or written agreements, promises or representations that are not specifically stated in this Offer, are binding upon the Company.

If you are in agreement with this Offer Statement, please sign below. This offer is in effect for five (5) business days.

Accepted: /s/ Franc Del Fosse	Date: 01/31/2014
Franc Del Fosse
General Counsel

Approved: /s/ Michael L. Babich	Date: 02/04/2014
Michael L. Babich
President and CEO